Exhibit 10.14

EXECUTION VERSION

Golub Capital Investment Corporation

150 South Wacker Drive, Suite 800

Chicago, Illinois 60606

Re: Investment Advisory Agreement between Golub Capital Investment Corporation and GC Advisors LLC

This waiver letter agreement (this “Waiver Letter”) to the Investment Advisory Agreement, dated as of December 31, 2014 (the “Agreement”), by and between Golub Capital Investment Corporation, a Maryland corporation (the “Corporation”), and GC Advisors LLC, a Delaware limited liability company (the “Adviser”), is made this 31st day of December 2014.

The Adviser hereby agrees to waive any reimbursement by the Corporation for any expenses the Adviser incurs on the Corporation’s behalf for organization of the Corporation and registration and offering of shares of the common stock of the Corporation in an aggregate amount in excess of seven hundred thousand dollars ($700,000).

Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Agreement.

During the period from the date hereof through the earlier of the date of the pricing of an IPO, a listing or a sale of all or substantially all of the Corporation’s assets to, or other liquidity event with, an entity for consideration of publicly listed securities of the acquirer, the Adviser, hereby agrees to waive any Base Management Fee or Incentive Fee to which it is entitled under the Agreement in excess of (i) in the case of the Base Management Fee, the Base Management Fee, calculated in accordance with the Agreement, except at an annual rate equal to 1.00% of the fair value of the average adjusted gross assets of the Corporation and (ii) in the case of any Incentive Fee, the Incentive Fee calculated in accordance with the Agreement except as modified in Schedule A hereto.

Except as expressly amended hereby, the Agreement remains in full force and effect.

No waiver of any provision of this Waiver Letter, nor consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by a duly authorized officer of the party to be charged with the waiver or consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

This Waiver Letter and the Agreement contain the entire agreement of the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof and thereof. This Waiver Letter shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

This Waiver Letter may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

[Remainder of Page Intentionally Blank]

Very truly yours,

GC ADVISORS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

ACKNOWLEDGED AND AGREED:

GOLUB CAPITAL INVESTMENT CORPORATION

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President and Chief Executive Officer

[Signature page to Waiver Letter to Investment Advisory Agreement]

SCHEDULE A

Calculation of Incentive Fee

Income and Capital Gain Incentive Fee Calculation

Income Incentive Fee Component

Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the net assets of the Corporation at the end of the immediately preceding calendar quarter, shall be compared to a fixed “hurdle rate” of 1.5% quarterly.

The Income Incentive Fee component of the Income and Capital Gain Incentive Fee Calculation with respect to the Pre-Incentive Fee Net Investment Income of the Corporation shall be calculated quarterly, in arrears, as follows:

•	zero in any calendar quarter in which the Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;

•	50.0% of the Pre-Incentive Fee Net Investment Income of the Corporation, if any, that exceeds the hurdle rate until amounts payable to the Adviser pursuant to the Income Incentive Fee equal 15.0% of Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. This portion of the Pre-Incentive Fee Net Investment Income is referred to as the “catch-up” provision; and

•	15.0% of the amount of the Pre-Incentive Fee Net Investment Income of the Corporation, if any, that exceeds the catch-up provision in any calendar quarter.

Capital Gain Incentive Fee Component

The Capital Gain Incentive Fee shall equal (a) 15.0% of the Capital Gain Incentive Fee Base of the Corporation, if any, calculated in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), commencing with the year ending December 31, 2015, less (b) the aggregate amount of any previously paid Capital Gain Incentive Fees.

Limitation on Incentive Fee

The Incentive Fee Cap in any quarter shall be equal to the difference between (a) 15.0% of Cumulative Pre-Incentive Fee Net Income and (b) cumulative Income Incentive Fees and Capital Gain Incentive Fees paid to the Adviser by the Corporation since the effective date of the Corporation’s election to be treated as a business development company.

Subordinated Liquidation Incentive Fee

The Subordinated Liquidation Incentive Fee shall equal 10.0% of the net proceeds from a liquidation of the Company in excess of Adjusted Capital, as calculated immediately prior to liquidation; provided that the Adviser shall not receive a Subordinated Liquidation Incentive Fee for any liquidation that occurs more than six months after the date of an IPO or listing.